Exhibit 99.1

NEWS RELEASE

April 29, 2005

FOR RELEASE AT 6:00 A.M. EDT

NW NATURAL REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2005

PORTLAND, Ore. – Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, reported consolidated earnings applicable to common stock for the first quarter 2005 of $39.9 million, up from $32.6 million in the first quarter of 2004. Earnings for the first quarter were $1.43 per diluted share, up from $1.24 per diluted share last year, a 15 percent increase.

“We had an excellent first quarter, one that keeps us on pace for a strong performance in 2005” said Mark Dodson, President and Chief Executive Officer. “Our earnings continue to be driven by our 2003 rate case results, weather and consumption normalization mechanisms, strong customer growth and improving industrial margins.”

First Quarter Detail

NW Natural’s utility operations earned $38.8 million ($1.40 per diluted share) in 2005, up 22 percent from the $31.9 million ($1.21 per diluted share) reported in 2004. In addition, the Company earned $0.9 million (3 cents per diluted share) in 2005 from interstate gas storage operations, up from $0.8 million in 2004 (3 cents per diluted share), and a gain of $0.2 million (less than 1 cent per diluted share) from subsidiary and other non-utility operations, compared to a nominal loss in 2004.

NW Natural’s total gas sales and transportation deliveries in 2005, excluding deliveries of gas stored for others, were 369 million therms, down 5 percent from 2004 due mainly to warmer weather in January and lower customer transportation volumes under special contracts. Net operating revenues from utility operations were $126 million, 14 percent higher than 2004, due primarily to rate increases in Oregon and Washington and the positive impact of the weather normalization and decoupling mechanisms in Oregon.

Sales to residential and commercial customers in the first quarter of 2005 were 231 million therms, down 5 percent from last year due mainly to warmer weather in January. Weather for the first quarter was 4 percent warmer than normal and 2 percent warmer than last year. The Company’s weather normalization and decoupling mechanisms in Oregon contributed $8.1 million to margin in the first quarter. Sales to residential and commercial market sectors contributed $135 million to margin, up 5 percent from $129 million in 2004, due mainly to rate increases and customer growth. The negative impact of warm weather and reduced customer usage was offset to a great extent by the Company’s weather normalization and decoupling mechanisms. NW Natural had 603,000 customers at March 31, 2005, an increase of 3.4 percent over the past 12 months. The Company estimates that customer growth contributed 6.9 million therms to sales volumes and $3.3 million to margin during the quarter.

“We are very excited to add our 600,000th customer from Coos Bay, Oregon earlier this year. It’s especially satisfying to have reached this milestone in a part of our service territory receiving natural gas for the first time,” said Mark Dodson, CEO. NW Natural has been adding customers in excess of three percent for the last 18 years as compared to the national average of natural gas distribution companies of 1.5 percent.

Gas deliveries to industrial customers in the first quarter were 138 million therms, down 5 percent from 146 million therms last year, while margin in this sector was $12.3 million, up 13 percent from $10.9 million last year. Industrial margins were higher due to increased sales in higher margin industrial rate schedules.

NW Natural continues to provide gas storage services to customers in the interstate market from its Mist gas storage field, using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from the interstate gas storage business segment in the first quarter of 2005 were $0.9 million, equivalent to 3 cents a diluted share, compared to $0.8 million or 3 cents a diluted share in the first quarter of 2004. These results include income from gas storage services as well as income from a contract with an unaffiliated company that seeks to optimize the use of NW Natural’s assets by trading temporarily unused portions of its gas storage and upstream pipeline transportation capacity.

Operations and maintenance expenses in the first quarter of 2005 were up $1.7 million, or 7 percent, over the same quarter in 2004. The increase was primarily due to higher payroll related expenses and higher benefit costs ($1.3 million) and an increase in uncollectible accounts expense ($0.2 million). Bad debt expense as a percent of revenues was 0.38 percent for the first quarter of 2005 compared to 0.39 percent for the first quarter of 2004.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect projected gas costs in customer rates. In Oregon, the Company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the gas commodity prices built into rates. The Company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and refunds 67 percent to customers. NW Natural’s share of the commodity savings and off-system margin realized from its gas purchasing program in the first quarter of 2005 contributed $1.8 million of margin in the first quarter, equivalent to 4 cents a diluted share. In the first quarter of 2004 these factors reduced margin by $0.8 million or 2 cents per diluted share. In Washington, 100 percent of all gas costs are passed through to customers.

Cash provided by operating activities in the first quarter of 2005 was $116 million, as compared to $89 million in 2004. The increase mainly reflects higher net income and working capital improvements. The Company expects that internally generated cash in 2005 should be adequate to meet anticipated capital expenditures of $110 million.

The Company’s capitalization at March 31, 2005 reflected 54 percent common equity, 44 percent long-term debt, and 2 percent short-term debt versus 51 percent common equity, 47 percent long-term debt, and 2 percent short-term debt at March 31, 2004.

Outlook for 2005

NW Natural confirmed its prior estimate that its earnings in 2005 will be in the range of $2.00 to $2.15 per share. NW Natural’s earnings guidance reflects the estimated impact of approved rate increases in Oregon and Washington, which include the balance of the Company’s investment in its South Mist Pipeline Extension. The estimate also assumes normal weather conditions. This represents earnings per share growth of 8 to 16 percent as compared to the $1.86 per diluted share reported in 2004.

Dividend Declaration

The Board of Directors of NW Natural on April 5, 2005 declared a quarterly dividend of 32.5 cents a share on the Company’s common stock. The dividends will be paid on May 13, 2005 to shareholders of record on April 29, 2005.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call and Webcast starting at 11:00 a.m. EDT (8:00 a.m. Pacific Time) on April 29 to review its first quarter financial results as well as to confirm its updated guidance for 2005.

To hear the conference call live, please call 800.638.4817 or 617.614.3943 from international points including Canada. Participants will be asked for their name, company name, phone number, the name of the conference they will be joining (“NW Natural”) and the conference passcode (32664468). A replay of the call will be available approximately two hours after completion of the conference on April 29 and until Friday, May 13. To access the recording, call 888.286.8010, and enter the conference replay passcode number 21856230.

To hear the conference by Webcast, log on to NW Natural’s corporate Website at www.nwnatural.com and select the Webcast icon on the home page. A replay of the Webcast will be available approximately two hours after the conference concludes.

Forward Looking Statements

This report and other presentations made by the Company from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of the Company to differ materially from those projected in such forward-looking statements including:

•	prevailing state and federal governmental policies and regulatory actions, including those of the OPUC, the WUTC and the U.S. Department of Transportation’s Office of Pipeline Safety, with respect to allowed rates of return, industry and rate structure, purchased gas cost and investment recovery, acquisitions and dispositions of assets and facilities, operation and construction of plant facilities, the maintenance of pipeline integrity, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws, regulations and policies;

•	weather conditions and other natural phenomena;

•	unanticipated population growth or decline, and changes in market demand caused by changes in demographic or customer consumption patterns;

•	competition for retail and wholesale customers;

•	market conditions and pricing of natural gas relative to other energy sources;

•	risks relating to the creditworthiness of customers and suppliers;

•	risks relating to dependence on a single pipeline transportation provider for natural gas supply;

•	risks resulting from uninsured damage to Company property, intentional or otherwise;

•	unanticipated changes that may affect the Company’s liquidity or access to capital markets;

•	the Company’s ability to maintain effective internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	unanticipated changes in interest or foreign currency exchange rates or in rates of inflation;

•	economic factors that could cause a severe downturn in certain key industries, thus affecting demand for natural gas;

•	unanticipated changes in operating expenses and capital expenditures;

•	unanticipated changes in future liabilities relating to employee benefit plans, including changes in key assumptions;

•	capital market conditions, including their effect on pension and other postretirement benefit costs;

•	competition for new energy development opportunities;

•	potential inability to obtain permits, rights of way, easements, leases or other interests or other necessary authority to construct pipelines, develop storage or complete other system expansions; and

•	legal and administrative proceedings and settlements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore. and serves over 600,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. With customer growth in excess of 3 percent for 18 consecutive years, it is one of the fastest-growing local distribution companies in the nation. The Company has over $1.7 billion in total assets, which includes nearly 13 bcf of underground gas storage capacity at Mist, Ore., within its service territory. The Company has in place rate mechanisms that help to protect revenues from warmer than normal weather and declining consumption. NW Natural has increased its dividends paid on common stock for 49 consecutive years.

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PRESS CONTACT:	Steve Sechrist 503/226-4211 Ext. 3517 sms@nwnatural.com

INVESTOR CONTACT:	James Boehlke 503/226-4211 Ext. 2451 jrb@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended		Increase
	3/31/05	3/31/04
1. Gross Operating Revenues	$308,777,000	$254,450,000	$54,327,000
2. Net Income	$39,887,000	$32,612,000	$7,275,000
3. Average Shares of Common Stock Outstanding	27,578,000	25,972,000	1,606,000
4. Basic Earnings Per Share of Common Stock	$1.45	$1.26	$0.19
5. Diluted Earnings Per Share of Common Stock	$1.43	$1.24	$0.19

	Twelve Months Ended		Increase
	3/31/05	3/31/04
1. Gross Operating Revenues	$761,931,000	$659,167,000	$102,764,000
2. Net Income	$57,847,000	$52,191,000	$5,656,000
a/3. Earnings Applicable to Common Stock	$57,847,000	$52,044,000	$5,803,000
4. Average Shares of Common Stock Outstanding	27,418,000	25,830,000	1,588,000
a/5. Basic Earnings Per Share of Common Stock	$2.11	$2.01	$0.10
a/6. Diluted Earnings Per Share of Common Stock	$2.10	$2.00	$0.10

a/	After allowance for preferred stock dividend requirements.

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

First Quarter - 2005

	3 Months Ended March 31,		12 Months Ended March 31,
(Thousands, except per share, customers and degree day data)	2005	2004	2005	2004
Gross Operating Revenues	$308,777	$254,450	$761,931	$659,167
Cost of Sales	180,608	142,416	437,436	357,655

Net Operating Revenues	128,169	112,034	324,495	301,512

Operating Expenses:
O&M	27,195	25,510	103,840	97,859
Other Taxes	13,953	12,453	40,308	36,761
D&A	15,195	13,906	58,660	54,989

Total Operating Expenses	56,343	51,869	202,808	189,609

Operating Income	71,826	60,165	121,687	111,903
Other Income	65	23	2,870	2,757
Interest Charges - Net	9,128	8,944	35,935	35,097
Income Tax Expense	22,876	18,632	30,775	27,372

Net Income from Operations	39,887	32,612	57,847	52,191
Preferred Dividends	—	—	—	147

Earnings Applicable to Common Stock	$39,887	$32,612	$57,847	$52,044

Common Shares Outstanding:
Average for Period - basic	27,578	25,972	27,418	25,830
Average for Period - diluted	27,862	26,314	27,674	26,153
End of period	27,551	26,003	27,551	26,003

Earnings per Share:
Basic	$1.45	$1.26	$2.11	$2.01
Diluted	$1.43	$1.24	$2.10	$2.00

Dividends Paid Per Share	$0.325	$0.325	$1.30	$1.28
Book Value Per Share - end of period	$21.76	$20.49	$21.76	$20.49
Market Closing Price - end of period	$36.17	$31.25	$36.17	$31.25

Balance Sheet Data (at end of period):
Total assets	$1,746,597	$1,579,286	$1,746,597	$1,579,286
Common Stock Equity	$599,381	$532,738	$599,381	$532,738
Long-term debt and redeemable preferred stock (including amounts due in one year)	$483,875	$500,130	$483,875	$500,130

Operating Statistics:
Total Customers-end of period	603,330	583,582	603,330	583,582

Gas Deliveries (therms)
Res. & Comm. Customers	230,683	242,476	563,131	604,605
Industrial Firm	21,738	18,510	66,377	59,270
Industrial Interruptible	36,318	24,376	116,221	68,685
Transportation	80,431	102,958	366,987	408,352

Total	369,170	388,320	1,112,716	1,140,912

Gas Revenues
Res. & Comm. Customers	$259,008	$224,990	$619,118	$557,740
Industrial Firm	17,544	12,294	49,874	37,206
Industrial Interruptible	22,613	11,974	66,019	33,791
Transportation	2,834	3,295	12,194	15,452
Other revenues	4,687	45	7,828	6,454

Total	$306,686	$252,598	$755,033	$650,643
Cost of gas sold	$180,567	$142,400	$437,343	$357,594

Net operating revenues (utility margin)	$126,119	$110,198	$317,690	$293,049

Degree Days
Normal (25-year average)	1,840	1,852	4,190	4,229
Actual	1,769	1,807	3,815	4,076
Colder (warmer) than normal	-4%	-2%	-9%	-4%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands	March 31, 2005	March 31, 2004
Assets:
Plant and property:
Utility plant	$1,814,991	$1,679,267
Less accumulated depreciation	514,785	481,829

Utility plant - net	1,300,206	1,197,438

Non-utility property	34,157	23,861
Less accumulated depreciation and amortization	5,408	4,969

Non-utility property - net	28,749	18,892

Total plant and property	1,328,955	1,216,330

Other investments	57,198	74,332

Current assets:
Cash and cash equivalents	2,740	2,788
Accounts receivable	73,776	65,616
Allowance for uncollectible accounts	(3,499)	(2,638)
Accrued unbilled revenue	38,880	31,788
Inventories of gas, materials and supplies	31,401	38,006
Income tax receivable	—	2,623
Prepayments and other current assets	21,429	17,082

Total current assets	164,727	155,265

Regulatory assets:
Income tax asset	65,622	64,475
Deferred gas costs receivable	12,978	9,544
Unamortized costs on debt redemptions	7,215	7,685
Other	6,732	3,917

Total regulatory assets	92,547	85,621

Other assets:
Fair value of non-trading derivatives	88,634	36,069
Other	14,536	11,669

Total other assets	103,170	47,738

Total assets	$1,746,597	$1,579,286

Capitalization and liabilities:
Capitalization
Common stock	$87,244	$82,342
Premium on common stock	299,900	258,033
Earnings invested in the business	214,864	194,231
Unearned stock compensation	(809)	(852)
Accumulated other comprehensive income (loss)	(1,818)	(1,016)

Total common stock equity	599,381	532,738
Long-term debt	483,875	500,130

Total capitalization	1,083,256	1,032,868

Current liabilities:
Notes payable	10,500	22,900
Accounts payable	84,693	78,669
Long-term debt due within one year	15,000	—
Taxes accrued	22,074	8,186
Interest accrued	11,171	11,241
Other current and accrued liabilities	34,320	31,944

Total current liabilities	177,758	152,940

Regulatory liabilities:
Accrued asset removal costs	157,975	138,309
Customer advances	1,592	1,560
Unrealized gain on non-trading derivatives	78,205	36,069

Total regulatory liabilities	237,772	175,938

Other liabilities:
Deferred income taxes	206,651	190,332
Deferred investment tax credits	5,155	6,367
Fair value of non-trading derivatives	10,429	—
Other	25,576	20,841

Total other liabilities	247,811	217,540

Commitments and contingencies (see Note 7)	—	—

Total capitalization and liabilities	$1,746,597	$1,579,286

NORTHWEST NATURAL GAS COMPANY

Condensed Consolidated Statements of Cash Flows (unaudited)

	Thrree Months Ended March 31,
Thousands	2005	2004
Operating activities:
Net income from operations	$39,887	$32,612
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	15,195	13,906
Deferred income taxes and investment tax credits	(4,934)	17,957
Undistributed earnings from equity investments	137	381
Allowance for funds used during construction	(86)	(236)
Deferred gas costs - net	(3,427)	(15,171)
Gain on sale of non-utility investments	(12)	—
Income from investment in life insurance	(452)	(818)
Other	(2,801)	1,805
Changes in operating assets and liabilities:
Accounts receivable - net of allowance for uncollectible accounts	(9,602)	(15,479)
Accrued unbilled revenue	25,521	27,321
Inventories of gas, materials and supplies	35,076	12,853
Income tax receivable	15,970	6,363
Prepayments and other current assets	2,970	6,470
Accounts payable	(17,785)	(7,360)
Accrued interest and other taxes	20,106	7,824
Other current and accrued liabilities	152	355

Cash provided by operating activities	115,915	88,783

Investing activities:
Acquisition and construction of utility plant assets	(20,748)	(22,450)
Investment in non-utility property	(194)	(466)
Proceeds from sale of non-utility investments	3,001	—
Other investments	746	771

Cash used in investing activities	(17,195)	(22,145)

Financing activities:
Common stock issued, net of expenses	2,569	2,315
Common stock repurchased	(2,895)	—
Restricted stock purchased	—	(180)
Restricted stock amortization	53	43
Change in short-term debt	(92,000)	(62,300)
Cash dividend payments: Common stock	(8,955)	(8,434)

Cash used in financing activities	(101,228)	(68,556)

Decrease in cash and cash equivalents	(2,508)	(1,918)
Cash and cash equivalents - beginning of period	5,248	4,706

Cash and cash equivalents - end of period	$2,740	$2,788

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$970	$684
Income taxes	$—	$—

Supplemental disclosure of non-cash financing activities:
Conversions to common stock:
7 1/4% Series of Convertible Debentures	$152	$189